State of Delaware
Secretary of State
Division of Corporations
Delivered 11:17 AM 06/07/2006
FILED 11:18 AM 06/07/2006
SRV 060549169 - 3828185 FILE

# CODA OCTOPUS GROUP, INC.

## CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001 PER SHARE

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Jason Reid, President of Coda Octopus Group, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of 50,000 shares of Preferred Stock was duly adopted by the Board of Directors, on June 2, 2006:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $0.001 per share, of the Corporation, in one or more classes or series with such rights, powers, designations, preferences and other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The authorized number of shares of Series B Preferred Stock shall be 50,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

2. Rank. The Series B Preferred Stock shall, with respect to the payment of (i) the Liquidation Payment in the event of a Liquidation, (ii) the Sale Payment in the event of a Sale Transaction, (iii) dividends, rank junior to the Corporation's issued and outstanding Series A Preferred Stock and senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common